ALSTON&BIRD LLP

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-756-3300

Fax:202-756-3333

www.alston.com

David J. Baum

                                                        Direct Dial: 202-756-3346

                                             E-mail: david.baum@alston.com

June 28, 2011

Northern Lights Fund Trust II

4020 South 147th Street

Omaha, NE 68137

We have acted as counsel Northern Lights Fund Trust II, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Pre-Effective Amendment No. 2 to the Trust’s Registration Statement on Form N-1A (the “Pre-Effective Amendment”), registering an indefinite number of units of beneficial interest (“Shares”), in the Alternative Strategies Mutual Fund and Two Oaks Diversified Growth and Income Fund, each a  series of the Trust (the “Fund”), under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Pre-Effective Amendment.  In connection with rendering that opinion, we have examined the Pre-Effective Amendment, the Declaration of Trust and any amendments thereto, the Certificate of Trust of the Trust, the Trust’s Bylaws, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Delaware Statutory Trust Act. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

1.

The Shares to be issued pursuant to the Pre-Effective Amendment have been duly authorized for issuance by the Trust.

2.

When issued and paid for upon the terms provided in the Pre-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act and all other laws relating to the sale of securities, the Shares to be issued pursuant to the Pre-Effective Amendment will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Pre-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Pre-Effective Amendment.

Sincerely,

ALSTON & BIRD LLP

By:  /s/David J. Baum

A Partner

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